United States securities and exchange commission logo





                     March 23, 2023

       Panyan Yu
       Chief Financial Officer
       Greencity Acquisition Corporation
       505 Eshan Road, Floor 6
       Pudong New District
       Shanghai, China 200120

                                                        Re: Greencity
Acquisition Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-39404

       Dear Panyan Yu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Shuya Tan, Esq.